Exhibit 99.1

Rex Energy Announces That Estimated Mid-Year 2014

Proved Reserves Exceed 1.0 Tcfe

•	Estimated mid-year 2014 proved reserves reach 1,057.8 Bcfe, highest level in company’s history

•	PV-10 of approximately $1.0 billion represents a 56% increase over year-end 2013 PV-10

•	Increased acreage position in the Butler Operated Area by ~ 2,200 net acres since year-end 2013

•	Butler Operated Area well costs decreased by ~ 7% during first half of 2014

STATE COLLEGE, Pa., July 21, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) today announced total estimated proved oil, NGL and natural gas reserves as of June 30, 2014.

Estimated Mid-Year Proved Reserves

Rex Energy reported total estimated proved reserves as of June 30, 2014 of 1,057.8 Bcfe, an increase of approximately 208.0 Bcfe, or 24%, from total estimated proved reserves reported at year-end 2013. The estimated proved developed portion of the reserves as of June 30, 2014 increased approximately 90.7 Bcfe, or 25%, from proved developed reserves as of December 31, 2013. In addition, the company’s PV-10 (a non-GAAP measure of estimated future cash flows, excluding income taxes, discounted at 10%) increased approximately $372.4 million, or 56% to $1.041 billion, from year-end 2013 PV-10 of $668.7 million. Of the approximately 1.1 Tcfe of estimated total proved reserves, 38% was attributable to oil, natural gas liquids and condensate, with 62% attributable to natural gas. Estimated proved developed reserves were 447.2 Bcfe at mid-year 2014, as compared to 356.5 Bcfe at year-end 2013. Estimated proved undeveloped reserves as of mid-year 2014 were 610.6 Bcfe, compared to 493.3 Bcfe at year-end 2013.

Rex Energy’s estimated proved reserves at June 30, 2014 were prepared by its internal reservoir engineers and have not been prepared or audited by its independent reservoir engineers. The EURs used for booking proved reserves in the Butler Operated Area and Warrior Prospects were substantially similar to those used at December 31, 2013. The company’s PV-10 for its Butler Operated Area increased substantially due to additional proved reserves, improved commodity prices as well as shallower than forecasted production declines from its producing properties.

Below is a reconciliation of the changes in the company’s estimated proved reserves between December 31, 2013 and June 30, 2014 (SEC pricing for the trailing twelve months ended June 30, 2014 was the West Texas Intermediate spot price of $100.20/Bbl for oil and the Henry Hub spot price of $4.08/MMbtu for natural gas, adjusted for contractual agreements).

	Natural Gas (MMcf)	Oil (Mbbl)	C3+ NGLs (Mbbl)	Ethane (Mbbl)	Total (MMcfe)
Balance – December 31, 2013	521,283	8,620	22,268	23,862	849,785
Extensions and discoveries	147,204	172	7,804	7,852	242,175
Production[1]	(15,835)	(502)	(631)	(14)	(22,717)
Revisions to previous estimates	6,848	(355)	(448)	(2,247)	(11,452)

Balance – June 30, 2014[2]	659,500	7,935	28,993	29,453	1,057,791

Proved Developed Reserves as of June 30, 2014	275,873	7,124	10,789	10,640	447,193

[1]	Unaudited June 30, 2014 production figures for the six months ended June 30, 2014
[2]	Estimated total proved reserves increased ~24% as compared to December 31, 2013

At June 30, 2014, the company included proved reserves on 31 operated wells in the Ohio Utica, including 16 wells producing into sales and nine proved developed non-producing wells. The 31 operated wells booked at June 30, 2014 represented an increase of eight wells, or 35%, over December 31, 2013. The company had only six operated wells with proved undeveloped reserves booked at June 30, 2014.

The following table summarizes Rex Energy’s estimated total proved reserves by region as of June 30, 2014:

	Estimated Proved Reserves by Asset Area
	PDP (MMcfe)	PDNP (MMcfe)	PUD (MMcfe)	Total (MMcfe)	PV10(1) (M$)

Appalachia Basin

Butler Operated Area	263,757	17,834	542,195	823,786	$633,397

Ohio Utica Warrior Prospects	38,473	26,123	22,236	86,832	141,382

Westmoreland, Centre, Clearfield Counties - Non-Operated	59,762	—	42,020	101,782	81,813

All Other Appalachia	2,000	—	—	2,000	1,294

Illinois Basin	37,351	1,893	4,147	43,391	183,184

Total	401,343	45,850	610,598	1,057,791	$1,041,070

[1]	PV-10 is a non-GAAP financial measure because it excludes the effect of income taxes and asset retirement obligations. A further discussion of PV-10 as well as a reconciliation to the most directly comparable GAAP measure is included in the appendix attached to this release.

Below is a summary of the number of net wells by proved reserve classification for the company’s Appalachian Basin assets as of June 30, 2014 and December 31, 2013 and 2012.

Total Company Net Appalachia Basin Wells[1]
	12/31/2012	12/31/2013	6/30/2014
PDP	53.6	85.0	99.9
PDNP	0.4	0.7	11.6
PUD	58.1	85.6	100.4

Total	112.1	171.3	211.9

PUD:PD Ratio	1.08	1.00	0.90

[1]	Includes Marcellus, Utica and Upper Devonian wells only

The proved undeveloped to proved developed ratio for the period ending June 30, 2014 is 0.90 to 1.00.

During the first six months of 2014, Rex Energy successfully added approximately 2,200 net acres to its core Butler Operated Area. Rex Energy’s core Butler Operated Area acreage as of June 30, 2014 represents an increase of approximately 4% over its acreage at December 31, 2013. The company believes that the acreage added thus far in 2014, combined with results from its recent well downspacing tests, will lead to a significant increase in its inventory of drillable locations by the end of the year.

Butler Operated Area Well Cost Update

The company successfully reduced its costs to drill and complete wells in its Butler Operated Area by approximately 7% during the first half of 2014 to approximately $5.5 million per well (for a 4,000 foot lateral), exceeding its previously stated goal of a 3% to 5% reduction in well costs in 2014. The company’s most recent 10 wells in the Butler Operated Area were drilled in an average of 15 days, which was approximately 20% fewer days than expected. The company plans to include the updated well costs for its Butler Operated Area in its estimated proved reserves at the end of 2014 and has not included the recent well cost reductions in its mid-year 2014 estimated proved reserves. The company continues to pursue additional cost savings through greater operating efficiencies and increased well density per pad and will provide an update in late 2014.

Butler Operated Area Economics

The company has updated its well-level economics for the Butler Operated Area based upon the improved well performance and lower well costs discussed previously. The updated results, as well as a comparison to the results as of December 31, 2013, are included on slide 23 of the company’s updated July corporate presentation. The company’s corporate presentation can be found at www.rexenergy.com.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States.

Forward-Looking Statements

Certain statements made in this release, including those related to the number of our potential drilling locations, plans to reduce our well costs and timing of our announcement of the results of those efforts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission (SEC).

Note on Hydrocarbon Volumes and Estimates

The estimates of proved reserves as of June 30, 2014 in this release are based solely on the review and calculations of our internal reservoir engineers and have not been prepared or audited by our independent external reserve engineers. The estimates of proved reserves as of December 31, 2013 in this release are based on a reserve report of our independent external reserve engineers. Investors are encouraged to refer to the Company’s Current Report on Form 8-K filed February 3, 2014 for additional information regarding the estimated proved reserves as of December 31, 2013.

“Proved reserves” are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (see Rule 4-10(a) of Regulation S-X for the SEC definition of “proved reserves”). The SEC permits publicly-reporting oil and gas companies to disclose “proved reserves” in their filings with the SEC. SEC rules also permit the disclosure of “probable” and “possible” reserves. Rex Energy discloses proved reserves but does not disclose probable or possible reserves. We use certain broad terms and other descriptions of volumes of potentially recoverable hydrocarbons in our public statements. These broad classifications do not constitute “reserves” as defined by the SEC and we do not attempt to distinguish these classifications from probable or possible reserves as defined by SEC guidelines. We are prohibited from disclosing hydrocarbon quantities that do not constitute reserves in documents filed with the SEC.

We believe the data we (i) prepared and reviewed internally in connection with our estimates of proved reserves as of June 30, 2014, and (ii) we prepared and supplied to our external reservoir engineers in connection with their preparation of the 12/31/2013 reserve report, and, in each case, the assumptions, forecasts, and estimates contained therein, are reasonable, however, we cannot assure that they will prove to have been correct. Estimates of reserves can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

www.rexenergy.com

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

Reconciliation of Standardized Measure to PV-10

PV-10 is a non-GAAP metric used by the industry, investors and analysts to estimate of the present value, discounted at 10% per annum, of estimated future cash flows of our estimated proved reserves before income tax and asset retirement obligations. The following table shows the reconciliation of PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable GAAP measure, for the year ended December 31, 2013 and for the interim period ended June 30, 2014. Management believes that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP. With respect to PV-10 calculated as of an interim date, it is not practical to calculate taxes for the related interim period because GAAP does not provide for disclosure of standardized measure on an interim basis.

($ in millions)
Reconciliation of Standardized Measure to PV-10
PV-10 – June 30, 2014	$1,041.1
Less: Change in PV-10 from 12/31/2013 to 6/30/2014	372.4

PV-10 – December 31, 2013	$668.7
Less: Present value of future income tax discounted at 10%	111.1
Less: Present value of future asset retirement obligations discounted at 10%(1)	28.5

Standardized measure of discounted future cash flows – December 31, 2013	$529.1